                                                              EXHIBIT 10(y) (ii)



                               Liz Claiborne, Inc.
                                  1441 Broadway
                               New York, NY 10018

                               September 19, 1996

Mr. Paul R. Charron
70 Oxridge Lane
Darien, Connecticut  06820

Dear Paul:

            In light of your promotion to the position of Chairman of the Board of Liz Claiborne, Inc. ("Company"), which position you hold in addition to your positions of Chief Executive Officer and President of the Company, you and the Company desire to amend certain aspects of your employment and compensation arrangements, including certain of those contained in your employment agreement with the Company dated May 9, 1994, as amended by a letter agreement between us dated November 20, 1995 (such original employment agreement, as so amended, your "Employment Agreement"). Unless otherwise noted, capitalized terms used but not defined in this letter shall have the meanings given such terms in the Employment Agreement. We hereby agree as follows:

            1. Section 2(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "During your term of employment, you will hold the titles and offices of, and serve in the positions of, Chairman and Chief Executive Officer of the Company, together with other title(s) and office(s) as you and the Board of Directors of the Company (the "Board of Directors") shall from time to time agree. You shall report to the Board of Directors and shall perform such specific duties and services as Chairman and Chief Executive Officer (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Claiborne Group, without additional compensation) as the Board of Directors shall reasonably request consistent with your position. Your performance

September 19, 1996
Page 2

            shall be reviewed periodically by the Board of Directors."

            2. Section 4(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "Effective as of May 16, 1996, the Company will pay you a base salary (your "Annual Base Salary") at an annual rate of not less than One Million Dollars ($1,000,000), subject to annual review by the Compensation Committee of the Board of Directors (the "Compensation Committee") and, in the discretion of such Committee, increase from time to time; provided that your Annual Base Salary shall be increased on each of the first through fourth anniversaries of May 16, 1996, inclusive, during the term hereof (each, an "Increase Date") by an amount equal to the applicable Increase Rate times your Annual Base Salary in effect immediately prior to such increase; provided further, that your Annual Base Salary that is in excess of One Million Dollars ($1,000,000) in any fiscal year of the Company shall be automatically deferred and credited to your Deferred Salary Account pursuant to the Liz Claiborne Retirement Income Accumulation Plan. As used herein, the term "Increase Rate" shall mean (x) the percentage increase in the Consumer Price Index during the twelve-month period immediately preceding the Increase Date, but not to exceed (y) the annual salary increase guideline approved by the Compensation Committee (typically in March) and generally applicable to all executive officers of the Company. As used herein, the term "Consumer Price Index" means the Consumer Price Index for All Urban Consumers - New York, prepared by the Bureau of Labor Statistics of the United States Department of Labor, or if that Consumer Price Index is not then being published, the most nearly comparable successor index which you and the Company may agree upon or, if we fail to agree, an index to be designated by the Company's independent certified public accountants, with such adjustments necessary to permit us to carry out the provisions of this paragraph, and the determination of such accountants shall be final and binding for purposes hereof."

September 19, 1996
Page 3

            3.    The following sentence is hereby added as the last sentence of
Section 4(b) of the Employment Agreement:

            "Your target bonus under such Section 162(m) Plan for (i) the 1996 fiscal year shall be as previously established by the Compensation Committee, and (ii) for each subsequent fiscal year of the Company through the 2000 fiscal year shall be set at a level equal to 75% of your Annual Base Salary at the rate in effect on the first day of such fiscal year."

            4.    The following sentence is hereby added as the last sentence of
Section 4(d) of the Employment Agreement:

            "You shall be granted in respect of the 1996 fiscal year, and in respect of each fiscal year of the Company through the 2000 fiscal year, stock options covering 50,000 shares of Common Stock, under and in accordance with the terms and conditions of, the Company's 1992 Stock Incentive Plan (each, an "Annual Option Grant"). All such options shall have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant; such options shall be granted on such date during the year (typically in December) on which the Compensation Committee of the Board makes its general annual granting of options to the senior executives of the Company, and shall be subject to such vesting schedule and other terms as are applicable to options generally granted to such other senior executives; provided that options covering 10,000 shares of Common Stock within each Annual Option Grant ("Career Options") shall have a vesting schedule providing that no such Career Options shall vest unless you are employed full-time by the Company as Chairman and Chief Executive Officer under this Employment Agreement on December 28, 2002, except that such special Career Option vesting restriction shall be deemed to have been satisfied upon your earlier Termination of Employment by reason of death or Disability or upon a Change of Control Termination (such capitalized terms having the meanings

September 19, 1996
Page 4

            ascribed to them under the Retirement Income Accumulation Plan).

            5. The Company has adopted as of the date hereof for your benefit the Liz Claiborne, Inc. Retirement Income Accumulation Plan, a copy of which has been provided to you.

            6. Except to the extent specifically amended hereby, the provisions of the Employment Agreement shall remain unmodified, and as amended herein the Employment Agreement remains in full force and effect.

            If the foregoing correctly sets forth your understanding, please indicate your acceptance by executing the enclosed copy of this letter in the space provided below, following which this letter will constitute a legally binding amendment to the Employment Agreement as of the date first written above.

                                    Very truly yours,

                                    LIZ CLAIBORNE, INC.

                                    By: /s/ Samuel Miller
                                       ------------------
                                       Authorized Signature

ACCEPTED AND AGREED:

/s/ Paul R. Charron
-------------------
Paul R. Charron

                                 LIZ CLAIBORNE

                      RETIREMENT INCOME ACCUMULATION PLAN

September 19, 1996
Page i

ARTICLE                                                                  Page
-------                                                                  ----
        Preamble..........................................................  1

    1   Definitions.......................................................  1

    2   Credits to Accounts...............................................  4

    3   Benefits..........................................................  6

    4   Beneficiaries.....................................................  8

    5   Administration....................................................  9


September 19, 1996
Page 1

                                    PREAMBLE

            Liz Claiborne, Inc. (the "Company") hereby adopts this Liz Claiborne Retirement Income Accumulation Plan (the "Plan") for the benefit of Paul R. Charron, who currently holds the position of Chairman, Chief Executive Officer and President of the Company (the "Participant"). The Plan is intended to constitute an arrangement that is, for purposes of the Employee Retirement Income Security Act of 1974, unfunded and maintained primarily for the purpose of providing deferred compensation for a member of management. The Plan reads as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.

            1.1 Base Salary means, for any calendar year, the base salary payable to the Participant for such year pursuant to the terms of the Employment Agreement.

            1.2 Beneficiary means the person or persons designated pursuant to
Article 4 to receive a benefit in the event of the Participant's death before his benefit under this Plan has been paid in full.

September 19, 1996
Page 2

            1.3 Cash Bonus means the amount payable to the Participant (without regard to any bonus deferral elected by the Participant) in respect of a specified Fiscal Year pursuant to the Company's Section 162(m) Cash Bonus Plan or any other bonus arrangement in which the Participant participates. Unless the Committee expressly determines otherwise, Cash Bonus shall not include any amounts related to the grant, vesting or exercise of stock options, restricted shares, or other equity-based awards.

            1.4 Change of Control Termination means Termination of Employment
(a) by the Company other than for "Cause" as defined in Section 6 of the Employment Agreement, or (b) by the Participant for "Good Reason" as defined in
Section 7 of the Employment Agreement, in either case only on or after the occurrence of a "Change of Control" as defined in Section 7 of the Employment Agreement.

            1.5 Committee means the Compensation Committee of the Company's Board of Directors as constituted from time to time.

            1.6 Deferred Salary Account means the record maintained on the books of the Company to reflect deferred amounts of salary credited pursuant to
Section 2.2 and earnings thereon.

            1.7 Disability means a condition that qualifies the Participant for benefits under the long-term disability insurance program generally applicable to the Company's employees.

September 19, 1996
Page 3

            1.8 Employment Agreement means the employment agreement between the Participant and the Company dated as of May 9, 1994, as amended and in effect from time to time.

            1.9   Fiscal Year means the Company's fiscal year.

            1.10 Imputed Earnings Rate means, (a) for any Fiscal Year beginning on or before the first to occur of (x) December 30, 2001 and (y) the Participant's Termination of Employment, the greater of (i) the Rate of Return for such Fiscal Year or (ii) the appropriate Federal mid-term rate compounded annually (as defined and published pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended) for the first business day of such Fiscal Year for which such rate is determined and (b) for any Fiscal Year beginning thereafter the rate specified in (ii).

            1.11 Rate of Return for any Fiscal Year means the Company's after-tax rate of return on average capital (excluding cash) for such Fiscal Year, determined by dividing (a) the product obtained by multiplying (i) the Company's operating income for such Fiscal Year by (ii) the reciprocal of the Company's effective tax rate for such Fiscal Year, by (b) the amount determined by subtracting (i) the 52 week average of the Company's portfolio of cash equivalents and marketable securities for such Fiscal Year, from (ii) the sum of
(A) the average of the Company's beginning and ending shareholders' equity for such Fiscal Year plus (B) the average long-term debt of the Company outstanding during such Fiscal Year, all as illustrated in the computations set forth in Exhibit A. The Rate of Return shall be determined in accordance

September 19, 1996
Page 4

with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Company's reports on Forms 10-K and 10-Q, without regard to changes in accounting principles or to extraordinary items as determined by the Company's independent public accountants in accordance with GAAP.

            1.12 Retirement Income Account means the record maintained on the books of the Company to reflect amounts credited pursuant to Section 2.1 and earnings thereon.

            1.13 Termination of Employment means cessation for any reason of the Participant's full-time employment by the Company as Chairman and Chief Executive Officer under the Employment Agreement.

                                    ARTICLE 2

                               CREDITS TO ACCOUNTS

            2.1 Retirement Income Account . As of January 1, 1996, and on the first day of each Fiscal Year thereafter through the 2001 Fiscal Year, the Retirement Income Account shall be credited with an amount equal to fifteen percent of the sum of (a) the Participant's Base Salary for the Fiscal Year then beginning plus (b) the Cash Bonus (if any) payable to the Participant in respect of the Fiscal Year then ending. For purposes of this Section 2.1, the Participant's Base Salary for 1996 shall be deemed to be one million dollars.

            2.2 Deferred Salary Account. As of December 29, 1996 and the first day of each Fiscal Year thereafter, the Deferred Salary Account shall be credited with the amount of

September 19, 1996
Page 5

the Participant's Base Salary for the Fiscal Year then beginning that is in excess of one million dollars and therefore deferred pursuant to the Employment Agreement.

            2.3 Imputed Earnings. As of the last day of each Fiscal Year, the Retirement Income Account and the Deferred Salary Account shall each be credited with an amount equal to the product of (a) the balance standing credited to such account as of the first day of such Fiscal Year, multiplied by (b) the Imputed Earnings Rate for such Fiscal Year until all payments have been made pursuant to
Section 3.3.

            2.4 Accounts Confer No Interest in Assets. The crediting of amounts to the Accounts is merely a bookkeeping record and shall not confer on the Participant any right, title or interest in or to any specific assets of the Company.

            2.5 Account Statements. The Company shall furnish a written statement to the Participant setting forth the amount standing credited to the Accounts as of the end of each Fiscal Year.

                                    ARTICLE 3

                                    BENEFITS

            3.1   Vesting

                  3.1.1 Retirement Income Account. The Participant's right to be paid, pursuant to the terms of the Plan, the amount standing credited to the Retirement Income

September 19, 1996
Page 6

Account shall become fully vested and nonforfeitable on the earliest of (a) December 28, 2002, provided that on such date the Participant is employed full-time by the Company as Chairman and Chief Executive Officer pursuant to the Employment Agreement, or (b) the Participant's Termination of Employment by reason of death or Disability, or (c) a Change of Control Termination. Without limiting any other provision of the Plan, upon the Participant's Termination of Employment prior to December 28, 2002 for any reason other than death or Disability or in a Change of Control Termination, his rights to payment from the Retirement Income Account shall be forfeited in their entirety.

                  3.1.2 Deferred Salary Account. The Participant's right to be paid, pursuant to the terms of the Plan, the amount standing credited to the Deferred Salary Account shall be at all times fully vested and nonforfeitable.

            3.2 Benefit. Upon the Participant's Termination of Employment, he (or his Beneficiary in the event of his death) shall be entitled to receive the sum of the amounts standing credited on the date of Termination of Employment to
(a) the Deferred Salary Account and (b) the Retirement Income Account, but only to the extent that his right to such amount has become vested and nonforfeitable pursuant to Section 3.1.1. If the Participant's Termination of Employment is on account of Disability or death prior to December 28, 2002, he or his Beneficiary shall be entitled to receive in addition an amount equal to fifteen percent of the Cash Bonus (if any) payable to the Participant in respect of the Fiscal Year in which his death or Disability occurred. Payment shall be made in accordance with Section 3.3.

September 19, 1996
Page 7

            3.3   Payment

                  3.3.1 Method of Payment. The amount described in Section 3.2 shall be paid in one lump sum cash payment made as soon as practicable following the first day of the Fiscal Year following the Participant's Termination of Employment unless at least two years prior to such Termination of Employment (but in any event no later than December 31, 2000) the Participant shall have irrevocably elected in writing to receive payment in annual installments over a period not to exceed fifteen years. Each annual installment shall be determined by dividing (a) the total balance standing credited to the two Accounts as of the first day of each Fiscal Year in the payment period, by (b) the number of payments still to be made.

                  3.3.2 Death. In the event that the Participant shall die following Termination of Employment but before his benefit is fully paid, the remaining installments shall be paid to his Beneficiary provided, however, that the Company in its discretion may determine at any time to pay the benefit in a smaller number of installments or in a lump sum.

            3.4 Source of Payment. The benefit payable hereunder shall be a general liability of the Company. The claim of the Participant or his Beneficiary to such benefit shall at all times be merely the claim of an unsecured creditor of the Company. No trust, security, escrow, or similar account need be established for the purpose of paying the benefit hereunder, but the Company may in its discretion establish a custodial account or "rabbi trust" (or other arrangement having equivalent taxation characteristics under the Internal Revenue Code) to hold assets of the Company, subject to the claims of the Company's creditors in the event of its

September 19, 1996
Page 8

insolvency, for the purpose of paying such benefit. If the Company establishes such an account or trust, amounts paid therefrom shall discharge the obligations hereunder to the extent of the payments so made.

            3.5 Withholding. All amounts credited to the Accounts pursuant to the Plan and all payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax (including, without limitation, FICA) or other law. The Company shall have the right to require as a condition of any crediting to an Account or of any payment hereunder that the Participant remit to the Company an amount sufficient in its opinion to satisfy all applicable withholding requirements.

                                    ARTICLE 4

                                  BENEFICIARIES

            4.1   Beneficiary Designation.

                  4.1.1 Designation. The Participant may from time to time designate a Beneficiary to receive payment pursuant to Article 3 in the event of his death.

                  4.1.2 Absence of Beneficiary. In the event that there is no properly designated Beneficiary living at the time of the Participant's death, his benefit hereunder shall be paid to his estate.

September 19, 1996
Page 9

            4.2 Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Company, such benefits may be paid in any one or more of the following ways, as the Company in its discretion shall determine:

                  4.2.1 to the legal representatives of such minor or incompetent person;

                  4.2.2  directly to such minor or incompetent person; or

                  4.2.3 to a parent or guardian of such minor or incompetent person, to the person with whom such minor or incompetent person resides, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.

            Payment to any person in accordance with the foregoing provisions of this Section 4.2 shall to that extent discharge the Company, which shall not be required to see to the proper application of any such payment.

                                    ARTICLE 5

                                 ADMINISTRATION

            5.1 Administration. Authority to administer the Plan shall be vested in the Committee, which shall have the power and discretion to make and enforce rules and regulations for the administration of the Plan, construe all terms, provisions, conditions and limitations of the Plan and resolve ambiguities, inconsistencies and omissions, and determine all

September 19, 1996
Page 10

questions arising out of or in connection with the provisions of the Plan or its administration. The Committee may delegate authority to agents and other persons to act on its behalf in carrying out the provisions and administration of the Plan, and to take or direct any action required or advisable with respect to the administration of the Plan. The Committee's determinations under the Plan shall be conclusive and binding on all persons, subject to the right of appeal set forth in Section 5.2.

            5.2 Claims Procedure. If the Committee denies any claim for benefits under the Plan it shall notify the Participant (or Beneficiary) of such denial by written notice which shall set forth the specific reasons for such denial, and the Participant (or Beneficiary) shall be afforded a reasonable opportunity for a full and fair review by the Committee of the decision to deny the claim.

            5.3 Indemnity. The Company shall indemnify and hold each employee, officer and director of the Company harmless against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim) to the fullest extent permitted under applicable law, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such employee, officer or director.

September 19, 1996
Page 11

            5.4   Payment of Expenses.   All expenses of Plan administration
shall be paid by the Company.

            5.5   Right to Amend or Terminate.   The Company may not amend the
Plan in any respect without the consent of the Participant.

            5.6 Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a "qualified domestic relations order" as defined in section 414(p) of the Internal Revenue Code or otherwise.

            5.7 Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

            5.8 Captions. The captions in this document and in the table of contents are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.

            5.9 Employment. The establishment of the Plan shall not be construed to confer upon the Participant any legal right to be retained in the employ of the Company, or affect any right which the Company may have to terminate such employment, or give the

September 19, 1996
Page 12

Participant or any other person any right to benefits except to the extent expressly provided for hereunder.

            5.10 Governing Law and Construction. The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement. Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed within such state and without regard to principles of conflict of laws. No action shall be brought by or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan's claim review procedure. Any such action must be commenced within three years from the earlier of (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan's claim review procedure or (b) the date such individual's cause of action first accrued. Any dispute, controversy or claim arising out of or in connection with this Plan (including the applicability of this arbitration provision) and not resolved pursuant to the Plan's claim review procedure shall be determined and settled by arbitration conducted by the American Arbitration Association ("AAA") in the County and State of the Company's principal place of business and in accordance with the then existing rules, regulations, practices and procedures of the AAA. Any award in such arbitration shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by either party in any court of competent jurisdiction. Each party to the arbitration will bear its own costs and fees (including attorney's fees).

September 19, 1996
Page 13

            IN WITNESS WHEREOF, LIZ CLAIBORNE, INC. has caused this instrument to be executed by its duly authorized officer this 19th day of September, 1996.

                              LIZ CLAIBORNE, INC.

                              By: /s/ Samuel Miller
                                -------------------
                                   Authorized Signature

ATTEST:

/s/ ILLEGIBLE
-------------